Exhibit 99.1

   Jones Lang LaSalle Reports First Quarter Results in Line With Expectations

    CHICAGO and LONDON, May 5 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported a net loss of $6.1 million, or $0.20 per diluted share of common stock, for the first quarter of 2004. These results compare favorably to the consensus estimate of a $0.23 loss per diluted share, and to the first quarter 2003 net loss of $7.2 million, or $0.24 per share. EBITDA for the quarter was $3.7 million compared to the prior year quarter of $2.8 million.


    First Quarter Highlights
     -- Revenues increased 9 percent year over year in local currencies
     -- Net borrowings (excluding impact of forex) decreased by $69 million -- Closed $325 million credit facility at improved interest rate to fund the recently announced redemption of 9 percent Euro Notes


    "Our financial results continue to improve, the combination of focused operations and stabilizing world economies. It is early in the year to alter our view of the total year potential, but we are pleased with the solid first quarter results," said Stuart Scott, the firm's Chairman and Chief Executive Officer. "Significantly, the increasing strength of our balance sheet gives us flexibility and competitive advantage in the expected improving world economies and we look forward to the balance of 2004."

    Revenues increased by $34.9 million to $222.8 million for the quarter, an 18 percent increase in U.S. dollars, 9 percent in local currencies as all segments reported year-over-year revenue improvement. Operating expenses for the quarter of $227.4 million increased 17 percent over the prior year period in U.S. dollars, 7 percent in local currency terms. The revenue strength, coupled with a continuing focus on costs, resulted in bottom-line operating improvements for all segments, although the reported operating results for Europe were adversely impacted by the timing of increased incentive compensation accruals.

    Interest expense of $3.8 million was slightly lower than the previous year, reflecting the continued pay down of debt and a generally lower interest rate environment, partially offset by the strengthening euro. The first quarter has traditionally represented the firm's peak borrowing requirements in the year as annual bonuses are paid. Reflecting continued strong business cash flows, an emphasis on receivables management and reduced capital expenditures, March 31, 2004 was the first time that the credit facilities had no outstanding balance at the end of the first quarter since the merger which formed Jones Lang LaSalle. On April 13, 2004, a three year $325 million unsecured credit facility was closed on improved terms from the prior facility. This facility will be used to finance working capital needs and to refinance the 9 percent Euro Notes, which are first callable in June 2004. On May 4, the firm gave irrevocable notice to call these Euro Notes effective June 15, 2004, and as a result, the second quarter will include $11.5 million (dependent upon prevailing exchange rates) of pre-tax expense consisting of the acceleration of debt issuance cost amortization and the premium paid to redeem these notes.

    The current quarter tax benefit of $2.4 million reflects a 28 percent effective tax rate. The prior year tax benefit of $3.7 million reflected a 34 percent effective tax rate. The reduction in the effective tax rate reflects the continued disciplined management of the global tax position. This rate improvement will favorably affect the full year's projected results, but when applied to the seasonal net loss it negatively impacts the first quarter results year over year by $0.5 million, or $0.02 per share.


    Business Segment First Quarter Performance Highlights

    Investor and Occupier Services ("IOS")
    -- The Americas region maintained the momentum of its strong finish to 2003, reporting a 7 percent increase in revenues in the first quarter to $63.9 million. There were solid performances in many of its transaction-driven businesses, particularly in the Leasing business, where transaction activity was up more than 20 percent, as well as Hotels, and Capital Markets. This was partially offset by a reduction in revenues in the Property Management business as a result of the trend in the current marketplace whereby buyers are increasingly looking to self-manage. The firm is continuing to focus on the profitability of assignments which has led to the withdrawal from selective management-only assignments. The operating loss for the quarter was $0.9 million, as compared to a $1.6 million loss for the same period last year.

    -- In Europe, the IOS business experienced stronger revenues in the first quarter, up 26 percent in U.S. dollars, 10 percent in local currencies. This revenue was driven primarily by England, with significant transactions closing in Capital Markets, another impressive quarter by the European Hotels business and the growth markets of Central Europe. There was positive revenue growth in France and Belgium, although revenues again declined in Germany and Holland reflecting continued difficult local economic conditions. Operating expenses year over year increased 26 percent in U.S. dollars, 11 percent in local currencies, with the most significant factors being the timing impact of increased accrued incentive compensation due to strong revenue performance and other costs associated with the generation of additional revenues.

    -- First quarter revenues for the Asia Pacific region were up 23 percent in U.S. dollars, 8 percent in local currencies. Increased revenues were seen across the region, with the strongest performance in the growth markets of India and North Asia where revenues increased more than 35 percent in local currencies. Operating expenses increased 18 percent in U.S. dollars, 4 percent in local currencies, reflecting increased compensation costs as a result of the investments made in key markets partially offset by continued discipline around operating, administration and other expenses.

    Investment Management

    LaSalle Investment Management revenues were up 17 percent in U.S. dollars, 8 percent in local currencies, primarily driven by increased equity earnings and additional advisory fees related to the successful second closing of the Canadian Income and Growth Fund. Operating expenses increased 13 percent in U.S. dollars, 5 percent in local currencies. The increase in operating expenses was a result of additional compensation costs to service new business, and accrued incentive compensation as a result of performance.


    Outlook

    Given the seasonal character of the business, with the majority of profits occurring in the second half of the year, the firm is not providing full year 2004 guidance. A small profit is anticipated in the second quarter before the costs associated with the retirement of the Euro Notes, which are expected to be approximately $11.5 million pre-tax, dependent upon prevailing exchange rates. As a result, the overall results for the second quarter will reflect a GAAP net loss.


    About Jones Lang LaSalle

    Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet (67 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $23 billion of assets under management.


    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2003, under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.


    Conference Call

    The firm will conduct a conference call for shareholders, analysts and investment professionals on Thursday, May 6, at 11:30 a.m. EDT.

    To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:


    -- United States callers: +1 877 809 9540
    -- International callers: +1 706 679 7364

       Replay Information Available: (2:30 p.m. EDT) Thursday, May 6 through (Midnight EDT) Thursday, May 13 at the following numbers:

    -- International callers: +1 706 645 9291
    -- U.S. callers: +1 800 642 1687
    -- Pass code: 7020968

       Live web cast (available through May 13)
       Follow these steps to listen to the web cast:

    1. You must have a minimum 14.4 Kbps Internet connection
    2. Log onto: http://www.firstcallevents.com/service/ajwz405775746gf12.html
    3. Download free Windows Media Player software: (link located under registration form)
    4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com
       This information is also available on the company's website at www.joneslanglasalle.com


                       JONES LANG LASALLE INCORPORATED
                     Consolidated Statements of Earnings
              For the Three Months Ended March 31, 2004 and 2003
                      (in thousands, except share data)
                                 (Unaudited)


                                                 Three Months Ended March 31,
                                                    2004              2003

    Revenue:
       Fee based services                         $217,040          $184,861
       Equity in earnings from
        unconsolidated ventures                      2,123                80
       Other income                                  3,623             2,971
           Total revenue                           222,786           187,912

    Operating expenses:
       Compensation and benefits                   155,064           130,678
       Operating, administrative and other          64,077            54,385
       Depreciation and amortization                 8,302             9,690
       Non-recurring and restructuring charges:
         Compensation and benefits                    (210)             (444)
         Operating, administrative and other           190               500

           Total operating expenses                227,423           194,809

           Operating loss                           (4,637)           (6,897)

    Interest expense, net of interest income         3,814             4,083

           Loss before benefit for income taxes     (8,451)          (10,980)

    Net benefit for income taxes                    (2,366)           (3,733)

           Net loss                                $(6,085)          $(7,247)

    EBITDA (A)                                      $3,665            $2,793

    Basic loss per common share                     $(0.20)           $(0.24)

    Basic weighted average shares
     outstanding                                31,045,367        30,715,364

    Diluted loss per common share                   $(0.20)           $(0.24)

    Diluted weighted average shares
     outstanding                                31,045,367        30,715,364

    Please reference attached financial statement notes.


                       JONES LANG LASALLE INCORPORATED
                          Segment Operating Results
              For the Three Months Ended March 31, 2004 and 2003
                                (in thousands)
                                 (Unaudited)

                                                  Three Months Ended March 31,
                                                     2004              2003

     INVESTOR & OCCUPIER SERVICES -
        AMERICAS
           Revenue:
              Implementation services               $24,076           $21,601
              Management services                    37,991            36,968
              Equity earnings                           467               -
              Other services                          1,277               886
              Intersegment revenue                       82                69
                                                     63,893            59,524
           Operating expenses:
              Compensation, operating and
               administrative                        61,115            56,416
              Depreciation and amortization           3,663             4,659
                   Operating loss (B)                 $(885)          $(1,551)

        EUROPE
           Revenue:
              Implementation services               $65,631           $48,789
              Management services                    22,398            20,920
              Other services                          1,879             1,593
                                                     89,908            71,302
           Operating expenses:
              Compensation, operating and
               administrative                        89,030            69,981
              Depreciation and amortization           2,779             2,765
                   Operating loss (B)               $(1,901)          $(1,444)

        ASIA PACIFIC
           Revenue:
              Implementation services               $19,173           $15,005
              Management services                    20,662            17,095
              Other services                            348               463
                                                     40,183            32,563
           Operating expenses:
              Compensation, operating and
               administrative                        43,194            35,857
              Depreciation and amortization           1,556             1,944
                   Operating loss (B)               $(4,567)          $(5,238)

     INVESTMENT MANAGEMENT-
        Revenue:
           Implementation and other services         $1,464            $1,797
           Advisory fees                             25,696            22,154
           Incentive fees                                68               561
           Equity earnings                            1,656                80
                                                     28,884            24,592

        Operating expenses:
           Compensation, operating and
            administrative                           25,884            22,878
           Depreciation and amortization                304               322
                   Operating income (B)              $2,696            $1,392


     Total segment revenue                         $222,868          $187,981
     Intersegment revenue eliminations                  (82)              (69)
        Total revenue                              $222,786          $187,912

     Total segment operating expenses              $227,525          $194,822
     Intersegment operating expense eliminations        (82)              (69)
        Total operating expenses before
         non-recurring and restructuring charges   $227,443          $194,753

        Operating loss before non-
         recurring and restructuring charges        $(4,657)          $(6,841)

    Please reference attached financial statement notes.


                       JONES LANG LASALLE INCORPORATED
                         Consolidated Balance Sheets
             March 31, 2004, December 31, 2003 and March 31, 2003
                                (in thousands)

                                             March 31,               March 31,
                                               2004    December 31,    2003
                                           (Unaudited)     2003    (Unaudited)
    ASSETS
    Current assets:
      Cash and cash equivalents               $22,984     $63,105     $13,485
      Trade receivables, net of allowances    240,570     253,126     194,755
      Notes receivable                          4,275       3,698       3,608
      Other receivables                        11,363       8,317       6,531
      Prepaid expenses                         17,568      18,866      13,785
      Deferred tax assets                      16,816      18,097      27,601
      Other assets                             10,040       7,731      11,381
          Total current assets                323,616     372,940     271,146

    Property and equipment, at cost, less
     accumulated depreciation                  68,400      71,621      78,173
    Intangibles resulting from business
     acquisitions and JLW merger,
     net of accumulated amortization          348,729     347,608     333,842
    Investments in and loans to real
     estate ventures                           67,757      71,335      73,239
    Long-term receivables, net                  9,785      13,007      14,760
    Prepaid pension asset                      12,812      11,920       1,230
    Deferred tax assets                        46,587      43,252      24,963
    Debt issuance costs                         3,825       4,113       3,988
    Other assets, net                          11,829       7,144       7,597
                                             $893,340    $942,940    $808,938

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable and accrued
       liabilities                            $89,189     $96,466     $89,046
      Accrued compensation                     89,625     154,317      69,867
      Short-term borrowings                     9,528       3,592      14,573
      Deferred tax liabilities                  2,199       2,623         478
      Other liabilities                        41,146      28,414      26,629
          Total current liabilities           231,687     285,412     200,593

    Long-term liabilities:
      Credit facilities                             -           -      54,000
      9% Senior Euro Notes, due 2007          203,214     207,816     180,263
      Deferred tax liabilities                  4,011         761       3,263
      Minimum pension liability                     -           -       4,734
      Other                                    23,725      17,960      16,840
          Total liabilities                   462,637     511,949     459,693

    Commitments and contingencies

    Stockholders' equity:
      Common stock, $.01 par value per
       share, 100,000,000 shares
       authorized; 31,874,055, 31,762,077
       and 31,017,810 shares issued and
       outstanding as of March 31, 2004,
       December 31, 2003 and March 31,
       2003, respectively                         319         318         310
      Additional paid-in capital              528,055     519,438     497,955
      Deferred stock compensation             (24,941)    (21,649)    (19,326)
      Retained deficit                        (65,431)    (59,346)   (102,658)
      Stock held by subsidiary                (20,311)    (12,846)     (4,659)
      Stock held in trust                        (230)       (460)       (460)
      Accumulated other comprehensive
       income (loss)                           13,242       5,536     (21,917)
          Total stockholders' equity          430,703     430,991     349,245
                                             $893,340    $942,940    $808,938

    Please reference attached financial statement notes.


                       JONES LANG LASALLE INCORPORATED
               Summarized Consolidated Statements of Cash Flows
              For the three Months Ended March 31, 2004 and 2003
                                (in thousands)
                                 (Unaudited)

                                                 Three Months Ended March 31,
                                                     2004(C)         2003(C)

    Cash provided by earnings                       $6,704            $7,178

    Cash used in working capital                   (47,360)          (30,984)

    Cash provided by (used in) investing
     activities                                        158            (2,216)

    Cash provided by financing activities              377            25,853

          Net decrease in cash                     (40,121)             (169)

    Cash and cash equivalents, beginning of
     period                                         63,105            13,654
    Cash and cash equivalents, end of period       $22,984           $13,485

    Please reference attached financial statement notes.


                       JONES LANG LASALLE INCORPORATED
             Schedule of Non-Recurring and Restructuring Charges
              For the Three Months Ended March 31, 2004 and 2003
                      (in thousands, except share data)
                                 (Unaudited)

                                                  Three Months Ended March 31,
                                                      2004              2003

    Non-Recurring & Restructuring Charges

    Abandonment of Property Management
     Accounting System
    - Compensation & Benefits                            -                 -
    - Operating, Administrative & Other                190                 -

    2001 Global Restructuring Program
    - Compensation & Benefits                          (35)                -
    - Operating, Administrative & Other                  -                 -

    2002 Global Restructuring Program
    - Compensation & Benefits                         (175)             (444)
    - Operating, Administrative & Other                  -               500


    Total Non-Recurring & Restructuring
     Charges (Credits)                                 (20)               56

    Net expense (benefit) for Income
     Taxes on Non-Recurring and Restructuring
     Charges                                             6               (19)

    Non-Recurring and Restructuring
     Charges (Credits) After Tax                       (14)               37

    Diluted Weighted Average Shares
     Outstanding                                31,045,367        30,715,364

    Per Share Impact of Non-Recurring and
    Restructuring Charges (Credits)                  (0.00)             0.00

     Please reference attached financial statement notes.


                       JONES LANG LASALLE INCORPORATED
          CURRENCY ANALYSIS OF REVENUES AND OPERATING INCOME (LOSS)
                                (in millions)
                                 (Unaudited)


                      Pound             Australian    US
                    Sterling(D)  Euro    Dollar     Dollar(D)   Other   TOTAL
                       $          $         $          $          $       $

    REVENUES (D)

      Q1, 2004        50.5       43.5     17.6        77.9       33.3   222.8


      Q1, 2003        37.7       37.2     13.7        70.0       29.3   187.9



    OPERATING INCOME
     (LOSS)(D)

      Q1, 2004        -2.5        4.8     -1.5        -3.4       -2.0    -4.6


      Q1, 2003        -2.6        2.9     -1.4        -2.4       -3.4    -6.9



    AVERAGE EXCHANGE
     RATES

      Q1, 2004       1.842      1.246    0.764         N/A        N/A     N/A

      Q1, 2003       1.600      1.075    0.595         N/A        N/A     N/A

        Please reference attached financial statement notes.


                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

    (A) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is useful to investors as a measure of operating performance, cash generation and ability to service debt. EBITDA is also used in the calculation of certain covenants related to our revolving credit facility. However, EBITDA should not be considered an alternative to
        (i) net income (loss) (determined in accordance with GAAP), (ii) cash flows (determined in accordance with GAAP), or (iii) liquidity.

        Reconciliation from operating loss to EBITDA (in thousands):

                                                 Three Months Ended March 31,
                                                      2004             2003

             Operating loss                         $(4,637)         $(6,897)
             Plus: Depreciation and amortization      8,302            9,690
             EBITDA                                  $3,665           $2,793

    (B) For purposes of this analysis we have determined that the allocation of the non-recurring charges to our segments is not meaningful to investors. Additionally, we evaluate the performance of our segment results without these charges being allocated.

    (C) The consolidated statements of cash flows are presented in summarized form. Please reference our first quarter Form 10-Q for detailed consolidated statements of cash flows.

    (D) The objective of this presentation is to provide guidance as to the key currencies that the Company does business in and their significance to reported revenues and operating income (loss). The operating income (loss) sourced in pound sterling and US dollars understates the profitability of the businesses in the United Kingdom and America because it includes the locally incurred expenses of our global offices in London and Chicago, respectively, as well as the European regional office in London. The revenues and operating income
        (loss) of the global investment management business are allocated to their underlying currency, which means that this analysis may not be consistent with the performance of the geographic IOS segments. In particular, as incentive fees are earned by this business, there may be significant shifts in the geographic mix of revenues and operating income (loss).



SOURCE  Jones Lang LaSalle Incorporated
    -0-                             05/05/2004
    /CONTACT: Lauralee Martin, Chief Financial Officer, of Jones Lang LaSalle, +1-312-228-2073/
    /Web site:  http://www.joneslanglasalle.com /
    (JLL)

CO:  Jones Lang LaSalle Incorporated
ST:  Illinois
IN:  FIN RLT
SU:  ERN CCA ERP